Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2011, relating to the consolidated financial statements and financial statement schedule of LKQ Corporation and subsidiaries and the effectiveness of LKQ Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of LKQ Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Chicago, Illinois
May 24, 2011